Filed Pursuant to Rule 433
                                                         File No.: 333-131262-10

This material is for your private information, and none of Wachovia Capital Markets, LLC and Barclays Capital Inc. (the "Underwriters") are soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC (SEC File No. 333-131262) for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any Underwriters or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8am-5pm
EST). The certificates referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of certificates to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. As a result of the foregoing, you may commit to purchase offered certificates that have characteristics that may change, and you are advised that all or a portion of the offered certificates may not be issued that have the characteristics described in these materials. Our obligation to sell offered certificates to you is conditioned on the offered certificates that are actually issued having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the depositor nor any Underwriter will have any obligation to you to deliver any portion of the certificates which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery. You have requested that the Underwriter provide to you information in connection with your consideration of the purchase of certain certificates described in this information. This information is being provided to you for informative purposes only in response to your specific request. The Underwriters described in this information may from time to time perform investment banking services for, or solicit investment banking business from, any company named in this information. The Underwriters and/or their employees may from time to time have a long or short position in any contract or certificate discussed in this information. The information contained herein supersedes any previous such information delivered to you and may be superseded by information delivered to you prior to the time of sale. Notwithstanding anything herein to the contrary, you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the United States federal, state and local income "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) and all materials of any kind (including opinions or other tax analyses) of the transaction contemplated hereby that are provided to you (or your representatives) relating to such tax treatment and tax structure, other than the name of the issuer or information that would permit identification of the issuer, and except that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the United States federal, state and local income tax treatment or tax structure of the transaction.

August 9, 2007

Wachovia Commercial Mortgage Securities, Inc. (the "Depositor") has filed a registration statement (including a prospectus) (SEC File no. 333-131262) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-745-2063.

UPDATE to the Free Writing Prospectus dated July 31, 2007 (the "July 31 FWP")

Wachovia Bank Commercial Mortgage Trust,
Commercial Mortgage Pass-Through Certificates, Series 2007-C33 (the "Issuer")

Wachovia Capital Markets, LLC and Barclays Capital Inc. are acting as co-lead managers for this offering.

Collateral Updates:

1. The following characteristics of the Mortgage Pool included in the July 31 FWP are being updated:

      a.    The Weighted Average LTV Ratio for All Mortgage Loans is now 71.2%.

      b. The Weighted Average LTV at maturity or Anticipated Repayment Date for All Mortgage Loans is now 69.3%.

      c.    The Weighted Average LTV Ratio for Loan Group 2 is now 73.1%.

      d. The Weighted Average LTV at maturity or Anticipated Repayment Date for Loan Group 2 is now 71.6%.

      e. The Geographic Overview of Mortgaged Properties will change due to the updated Appraised Value of the Mortgage Loan identified as Three Borough Pool Loan (loan number 7), representing 3.7% of the Cut-Off Date Pool Balance (23.6% of the Cut-Off Date Group 2 Balance).

2. With respect to the Mortgage Loan identified as the Sawgrass Mills Loan (loan number 3), representing 7.4% of the Cut-Off Date Pool Balance (8.7% of the Cut-Off Date Group 1 Balance) included in the July 31 FWP, the identity of the master servicer, primary servicer and trustee with respect to such loan are as follows:

      a. The master servicer under the J.P. Morgan Chase Commercial Mortgage Securities Trust 2007-LDP12, Commercial Mortgage Pass-Through Certificates, Series 2007-LDP 12 pooling and servicing agreement is Wells Fargo Bank, N.A.

      b. The primary servicer for the Sawgrass Mills Loan is Midland Loan Services, L.P.

      c. The trustee under the J.P. Morgan Chase Commercial Mortgage Securities Trust 2007-LDP12, Commercial Mortgage Pass-Through Certificates, Series 2007-LDP 12 pooling and servicing agreement is LaSalle Bank National Association.

3. With respect to the Mortgage Loan identified as the Ashford Hospitality Pool 6 Loan (loan number 4), representing 7.2% of the Cut-Off Date Pool Balance (8.6% of the Cut-Off Date Group 1 Balance) included in the July 31 FWP, the June 15th trailing 12 month Occupancy Rate is being updated from 69.4% to 73.0%.

4. With respect to the Mortgage Loan identified as the Marriott - Seattle, WA Loan (loan number 4.01), representing 3.8% of the Cut-Off Date Pool Balance (4.5% of the Cut-Off Date Group 1 Balance) included in the July 31 FWP, the June 15th trailing 12 month Occupancy Rate is being updated from 68.1% to 72.2%.

5. With respect to the Mortgage Loan identified as the Marriott - Plano, TX Loan (loan number 4.02), representing 2.2% of the Cut-Off Date Pool Balance (2.6% of the Cut-Off Date Group 1 Balance) included in the July 31 FWP, the June 15th trailing 12 month Occupancy Rate is being updated from 73.2% to 74.3%.

6. With respect to the Mortgage Loan identified as the Renaissance - Tampa, FL Loan (loan number 4.03), representing 1.3% of the Cut-Off Date Pool Balance (1.5% of the Cut-Off Date Group 1 Balance) included in the July 31 FWP, the June 15th trailing 12 month Occupancy Rate is being updated from 65.7% to 72.1%.

7. With respect to the Mortgage Loan identified as the Potomac Mills Loan (loan number 6), representing 4.6% of the Cut-Off Date Pool Balance (5.4% of the Cut-Off Date Group 1 Balance) included in the July 31 FWP, the Second Largest Tenant Expiration Date is being updated from 3/31/2008 to 3/31/2013, and the Tenant Lease Expiration (Off 5th Saks Fifth Avenue) is being updated from 10/31/2007 to 10/31/2012.

8. With respect to the Mortgage Loan identified as the Three Borough Pool Loan (loan number 7), representing 3.7% of the Cut-Off Date Pool Balance (23.6% of the Cut-Off Date Group 2 Balance) included in the July 31 FWP, the Appraised Value is being updated from $151,400,000 to $158,400,000, the Original LTV is being updated from 79.0% to 75.5%, the Cut-Off LTV is being updated from 79.0% to 75.5% and the Balloon LTV is being updated from 79.0% to 75.5%. For the Appraised Value for the individual Mortgaged Properties that are included in the Three Borough Pool Loan, see Attachment A to this update.

9. With respect to the Mortgage Loan identified as the Carnegie X Loan (loan number 43), representing 0.4% of the Cut-Off Date Pool Balance (0.5% of the Cut-Off Date Group 1 Balance) included in the July 31 FWP, the Loan Purpose is being updated from "Acquisition" to "Refinance".

10. With respect to the Mortgage Loan identified as the Etco Plaza Loan (loan number 61), representing 0.3% of the Cut-Off Date Pool Balance (0.4% of the Cut-Off Date Group 1 Balance) included in the July 31 FWP, the Monthly Insurance Escrow is being updated from $1,503 to $1,419, and the Monthly Tax Escrow is being updated from $11,450 to $10,154.

11. With respect to the Mortgage Loan identified as The 880 & 990 Office Building Loan (loan number 63), representing 0.3% of the Cut-Off Date Pool Balance (0.4% of the Cut-Off Date Group 1 Balance) included in the July 31 FWP, the Monthly Tax Escrow is being updated from $16,308 to $10,042.

12. With respect to the Mortgage Loan identified as the 2534 Plaza Shops Loan (loan number 134), representing 0.1% of the Cut-Off Date Pool Balance (0.1% of the Cut-Off Date Group 1 Balance) included in the July 31 FWP, the Monthly Tax Escrow is being updated from $1,916 to $1,666.

13. With respect to the Mortgage Loan identified as the Bridge Street Apartments Loan (loan number 154), representing 0.1% of the Cut-Off Date Pool Balance (0.4% of the Cut-Off Date Group 2 Balance) included in the July 31 FWP, the Future Unsecured Debt Allowed is being updated from "N" to "Y". The Mortgage Loan documents provide that, under certain circumstances, the borrower may incur additional unsecured debt in favor of affiliates, subject to the terms of a subordination agreement to be entered into in favor of the mortgagee.

14. With respect to the Mortgage Loan identified as the Osage Estates Apartments Loan (loan number 164), representing 0.04% of the Cut-Off Date Pool Balance (0.2% of the Cut-Off Date Group 2 Balance) included in the July 31 FWP, the Future Unsecured Debt Allowed is being updated from "N" to "Y". The Mortgage Loan documents provide that, under certain circumstances, the borrower may incur additional unsecured debt in favor of affiliates, subject to the terms of a subordination agreement to be entered into in favor of the mortgagee.

Structural Updates:

1. The Issuer is no longer privately offering the Class A-2FL Certificates, Class A-5FL Certificates or Class A-MFL Certificates as originally anticipated in the July 31 FWP.

General Updates:

1. Attachment A sets forth certain additional revised information in connection with the Mortgage Pool.

                      ------------------------------------

This free writing prospectus does not contain all information that is required to be included in a prospectus required to be filed as part of a registration statement. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any conflicting information contained in any prior similar materials relating to the Certificates. The information in this free writing prospectus may be amended or supplemented. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Certificates, until the underwriters have accepted your offer to purchase Certificates; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

You are advised that the terms of the Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Certificates may be split, combined or eliminated), at any time prior to the time sales to purchasers of the Certificates will first be made. You are advised that Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Certificates to you is conditioned on the mortgage loans and Certificates having the characteristics described in these materials. If a material change does occur with respect to such Certificates, our contract will terminate, by its terms, without any further obligation or liability between us (an "Automatic Termination"). If an Automatic Termination does occur, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

This free writing prospectus was prepared on the basis of certain assumptions (including, in certain cases, assumptions specified by the recipient hereof) regarding the pool assets and structure, including payments, interest rates, weighted average lives and weighted average loan age, loss, spreads, market availability and other matters. The actual amount, rate or timing of payments on any of the underlying assets may be different, and sometimes materially different than anticipated, and therefore the pricing, payment or yield information regarding the Certificates may be different from the information provided herein. There can be no assurance that actual pricing will be completed at the indicated value(s). In addition, pricing of the Certificates may vary significantly from the information contained in this free writing prospectus as a result of various factors, including, without limitation, prevailing credit spreads, market positioning, financing costs, hedging costs and risk and use of capital and profit. The pricing estimates contained herein may vary during the course of any particular day and from day to day. You should consult with your own accounting or other advisors as to the adequacy of the information in this free writing prospectus for your purposes.

                      ------------------------------------

                             IRS CIRCULAR 230 NOTICE

THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

                      ------------------------------------

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

                                  ATTACHMENT A

The following comprise Attachment A to this free writing prospectus, dated August 9, 2007.


Annex ID   Loan Seller   Loan Name                                 Field Name        July 31 FWP Value   Updated Value
--------   -----------   ---------------------------------------   ---------------   -----------------   -------------
   7           BCRE      Three Borough Pool                        Appraised Value         151,400,000     158,400,000
  7.01         BCRE      1511-21 Sheridan Avenue                   Appraised Value          15,300,000      17,900,000
  7.03         BCRE      1229 Franklin Avenue                      Appraised Value           6,100,000       6,800,000
  7.06         BCRE      709-715 Fairmount Place                   Appraised Value           5,300,000       5,400,000
  7.07         BCRE      2401 Davidson Avenue                      Appraised Value           5,200,000       6,300,000
  7.08         BCRE      1967-1971 Marmion Avenue                  Appraised Value           5,000,000       4,700,000
  7.09         BCRE      949 Anderson Avenue                       Appraised Value           4,813,043       4,241,379
  7.10         BCRE      957 Anderson Avenue                       Appraised Value           4,492,174       4,029,310
  7.12         BCRE      499 Ocean Avenue                          Appraised Value           4,100,000       3,400,000
  7.13         BCRE      101 Woodruff Avenue                       Appraised Value           4,000,000       3,700,000
  7.14         BCRE      1250 Franklin Avenue                      Appraised Value           3,500,000       3,200,000
  7.16         BCRE      1253 Franklin Avenue                      Appraised Value           3,200,000       3,100,000
  7.17         BCRE      1145 Clay Avenue/ 372 East 167th Street   Appraised Value           3,200,000       3,700,000
  7.18         BCRE      2463 Valentine Avenue                     Appraised Value           3,200,000       3,100,000
  7.21         BCRE      51 Buchanan Place                         Appraised Value           3,100,000       3,700,000
  7.22         BCRE      87 West 162nd Street                      Appraised Value           2,994,783       4,029,310
  7.23         BCRE      710 East 138th Street                     Appraised Value           2,800,000       2,600,000
  7.24         BCRE      50 East 172nd Street                      Appraised Value           2,800,000       3,000,000
  7.25         BCRE      2376 Ryer Avenue                          Appraised Value           2,500,000       2,300,000
  7.26         BCRE      8 Vermilyea                               Appraised Value           2,400,000       2,700,000
  7.27         BCRE      17 Vermilyea                              Appraised Value           2,400,000       2,600,000
  7.28         BCRE      409 East 21st Street                      Appraised Value           2,400,000       2,300,000
  7.29         BCRE      2310 Valentine Avenue                     Appraised Value           2,400,000       2,700,000
  7.30         BCRE      530 Isham Street                          Appraised Value           2,300,000       2,600,000
  7.31         BCRE      3063 Hull Avenue                          Appraised Value           2,300,000       2,800,000
  7.32         BCRE      2101 Beverly Road                         Appraised Value           2,000,000       2,300,000
  7.33         BCRE      2314 Valentine Avenue                     Appraised Value           2,000,000       2,600,000
  7.35         BCRE      1471 Taylor Street                        Appraised Value           2,000,000       2,100,000
  7.36         BCRE      1883 Amsterdam Avenue                     Appraised Value           1,966,667       2,368,421
  7.37         BCRE      1885 Amsterdam Avenue                     Appraised Value           1,966,667       2,157,895
  7.38         BCRE      1887 Amsterdam Avenue                     Appraised Value           1,966,667       1,473,684
  7.39         BCRE      1514 West 8th Street                      Appraised Value           1,900,000       2,400,000
  7.40         BCRE      2391 Davidson Avenue                      Appraised Value           1,800,000       1,700,000
  7.41         BCRE      1270 Ocean Avenue                         Appraised Value           1,700,000       2,000,000
  7.42         BCRE      452 East 187th Street                     Appraised Value           1,600,000       1,700,000


Wachovia Commercial Mortgage Securities, Inc. (the "Depositor") has filed a registration statement (including a prospectus) (SEC File no. 333-131262) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-745-2063.

This free writing prospectus does not contain all information that is required to be included in a prospectus required to be filed as part of a registration statement. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any conflicting information contained in any prior similar materials relating to the Certificates. The information in this free writing prospectus may be amended or supplemented. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Certificates, until the underwriters have accepted your offer to purchase Certificates; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

You are advised that the terms of the Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Certificates may be split, combined or eliminated), at any time prior to the time sales to purchasers of the Certificates will first be made. You are advised that Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Certificates to you is conditioned on the mortgage loans and Certificates having the characteristics described in these materials. If a material change does occur with respect to such Certificates, our contract will terminate, by its terms, without any further obligation or liability between us (an "Automatic Termination"). If an Automatic Termination does occur, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

This free writing prospectus was prepared on the basis of certain assumptions (including, in certain cases, assumptions specified by the recipient hereof) regarding the pool assets and structure, including payments, interest rates, weighted average lives and weighted average loan age, loss, spreads, market availability and other matters. The actual amount, rate or timing of payments on any of the underlying assets may be different, and sometimes materially different than anticipated, and therefore the pricing, payment or yield information regarding the Certificates may be different from the information provided herein. There can be no assurance that actual pricing will be completed at the indicated value(s). In addition, pricing of the Certificates may vary significantly from the information contained in this free writing prospectus as a result of various factors, including, without limitation, prevailing credit spreads, market positioning, financing costs, hedging costs and risk and use of capital and profit. The pricing estimates contained herein may vary during the course of any particular day and from day to day. You should consult with your own accounting or other advisors as to the adequacy of the information in this free writing prospectus for your purposes.

                      ------------------------------------

                             IRS CIRCULAR 230 NOTICE

THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

                      ------------------------------------

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

                      ------------------------------------

                                       -2-